FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
May 30, 2007	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy’s Roszkow Well Yields Additional Positive Test Results;

Well To Be Completed for Production Testing

Salt Lake City, May 30, 2007, – FX Energy, Inc. (NASDAQ: FXEN) today reported additional results for the Company’s newest natural gas discovery, the Roszkow well, in west central Poland. The Company said the well has been drilled to a final depth of 3,000 meters and logged. The logs indicate approximately 30 meters (100 feet) of gross pay with porosity ranging from 14% to 24%. In the initial drill stem test, with only 14 meters of reservoir exposed, the well flowed natural gas at a calculated rate of 4 million cubic feet per day. Based upon all of these encouraging results, completion operations are expected to begin shortly. The Company anticipates additional testing will be performed over the next several weeks to help determine potential production rates for the future. Initial reserve estimates may also be possible with these additional tests.

“With this level of porosity and pay zone thickness, we are very encouraged that Roszkow will be another commercial producer. The Roszkow well would be our fourth gas discovery in five wells targeting Rotliegend structures, a very satisfactory result by any standard,” said Andy Pierce, VP Operations for FX Energy.

Mr. Pierce continued, “With Roszkow, our technical staff, cooperating closely with our partner, the Polish Oil and Gas Company (“POGC”), has accurately mapped yet another Rotliegend structure using 2D seismic. We continue to have confidence in our geologic model and seismic interpretations of the Fences area.” FX holds a 49% working interest and POGC is the operator and holds the remaining 51% working interest.

The Roszkow Well and the Fences Area

The Roszkow well, which targeted a structural trap, is located in the “Fences” concession in west central Poland. It is part of a continuing effort by the Company to establish significant new gas production in the area. Over the last three years the Company has drilled four other structural traps in the Fences concession. Three of the previous four have discovered gas fields. Once completed and tested, the Roszkow could be the fourth successful well at Fences. The Roszkow well, as well as each of the previous four wells, was an exploratory well located on a separate prospect. The Fences area covers some 850,000 acres.

The Company intends to remain active here for some time. It recently completed field work on a sizeable 3D seismic study. The 3D seismic is expected to help identify and refine new drilling prospects when processing and interpretation have been completed later this year.

About FX Energy

FX Energy is an independent oil and gas exploration and production company. Through 2006, most of the Company’s production operations have been in the United States, primarily in Montana. However, the Company’s exploration activity is focused on Poland and production commenced from two successful exploration wells in late 2006. The Company has focused on Poland because it has provided attractive conventional oil and gas exploration and production opportunities. The Company holds a land position of 250,000 acres around its Wilga discovery and over 2.8 million acres in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped potentially significant gas resource. FX Energy is exploiting this untapped potential to create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the NASDAQ Global Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s other SEC reports.